Exhibit 99.1
FOR IMMEDIATE RELEASE
Alliance Announces New Chairman Appointment and Management Appointment
Update on Potential Transactions
SANTA CLARA, Calif.—(BUSINESS WIRE)—March 8, 2006—Alliance Semiconductor Corporation (Nasdaq:ALSC; the “Company”) today announced that the Board of Directors of the Company appointed Bryant R. Riley as an unsalaried Chairman of the Board, effective today, following the resignation of N. Damodar Reddy as Chairman of the Board. Mr. Reddy, whose resignation was tendered on March 7, 2006 and accepted by the Board on March 8, 2006, continues to serve as a member of the Board of Directors.
In addition, the Company announced that on March 2, 2006, the Board appointed Melvin L. Keating as the President and Chief Executive Officer of the Company, effective immediately. Prior to this appointment, Mr. Keating had been serving as Interim President and Chief Executive Officer of the Company since December 1, 2005. In addition, Mr. Keating served as Interim Chief Financial Officer of the Company from December 1, 2005 until January 13, 2006.
In addition, the Company announced that on March 8, 2006, the Company adopted March 31 as its new fiscal year end.
Update on Potential Transactions
On March 3, 2006, the Company announced that it had made progress with respect to several separate potential asset sales involving its operating business units, including receiving a number of indications of interest from third parties and becoming party to one non-binding letter of intent. Since that time, the Company has become party to an additional non-binding letter of intent relating to the potential sale of an additional business unit.
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “becoming,” “receiving” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for the Company or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the semiconductor and communications industries; our ability to sustain historical margins; increased competition; increased costs; increases in our cost of borrowings or unavailability of debt or equity capital on terms considered reasonable by management if the need for financing arises; litigation; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
Contact:
Alliance Semiconductor Corporation, Santa Clara
Karl H. Moeller, Jr., 408-855-4900